EXHIBIT 99.1

Establishment Labs Reports Second Quarter 2018 Financial Results

NEW YORK, August 14, 2018 (GLOBE NEWSWIRE) – Establishment Labs Holdings Inc. (NASDAQ: ESTA), a medical technology company focused on improving patient safety and aesthetic outcomes, initially in the breast aesthetics and reconstruction market, reported financial results for the second quarter ended June 30, 2018.
Business Highlights

•	Reported second quarter 2018 revenues of $13.7 million, representing a 59% increase over second quarter 2017

•	Completed initial public offering (IPO), raising $71.5 million, after deducting underwriting discounts

•	Experienced strong market adoption outside of the U.S.

•	Remained on track for the U.S. Food and Drug Administration (FDA) clinical trial

“We are pleased with our performance to date as we continue to meet and exceed our internal expectations. Again this quarter, we saw continued year over year growth, driven by the strong adoption of our Motiva Implants® outside of the U.S.,” said Juan José Chacón-Quirós, Founder and Chief Executive Officer of Establishment Labs. “Our recent IPO provides us the capital to fund future growth and strategic objectives, and we look forward to bringing our differentiated product portfolio to market globally.”
Second Quarter 2018 and Year-to-Date Financial Results
Revenues increased $5.1 million, or 58.9% to $13.7 million for the three months ended June 30, 2018 as compared to $8.6 million for the three months ended June 30, 2017. Revenues for the six months ended June 30, 2018 increased $13.0 million, or 83.5%, to $28.5 million, as compared to $15.5 million for the six months ended June 30, 2017. The revenue increase was driven by the increased sales of Motiva Implants®, the expansion of the Company’s Brazilian commercial operations, greater market penetration in existing geographies and commencement of sales in new geographies.
Gross profit for the second quarter of 2018 was $8.2 million, or 59.9% of revenues, compared to gross profit of $4.1 million, or 47.8% of revenues in the same period in 2017. Gross profit for the six months ended June 30, 2018 was $16.1 million, or 56.6% of revenues, as compared to gross profit of $7.5 million, or 48.5% of revenues in the same period in 2017. The increase in gross margin was primarily due to an increase in production volume that spread the Company’s fixed manufacturing costs over a larger number of units and the addition of direct market revenues with generally higher average selling prices, such as Brazil.
Total operating expenses for the second quarter of 2018 were $14.5 million, compared to operating expenses of $9.6 million in the same period in 2017. Selling, general and administrative expense increased $2.7 million, or 33.3%, to $10.8 million due to the hiring of additional sales and administrative employees, an increase in consulting and audit fees and an increase in sales commissions. Research and development expense increased $2.2 million, or 150.2%, to $3.7 million due to the initiation of the Company’s FDA clinical trial in the United States. Total operating expenses for the six months ended June 30, 2018 were $25.3 million, compared to operating expenses of $17.0 million in the same period in 2017.
Net losses for the second quarter decreased to $5.4 million from $12.1 million in the same period in 2017, while net losses for the six months ended June 30, 2018 decreased to $11.9 million from $17.1 million in the same period in 2017.
The Company’s cash balance as of June 30, 2018 was $11.6 million. On July 23, 2018 the Company completed its initial public offering, whereby it sold a total of 4,272,568 common shares at $18.00 per share, which included 557,291 shares sold to the underwriters following the exercise of their option to purchase additional shares. The Company received net proceeds from the IPO of approximately $71.5 million, after deducting underwriting discounts and commissions of $5.4 million.

Conference Call
Establishment Labs will host a conference call and webcast today at 9:00 a.m. Eastern Time to discuss its financial results. The dial-in number to access the call is U.S./Canada (877) 376-9925, International (629) 228-0732, and the conference ID is 1768049. A live webcast of the conference call will be available on the Investor Relations section of the Company's website at www.establishmentlabs.com.
A replay of the call will be available starting on August 14, 2018 at 12:00 p.m. Eastern Time, through September 13, 2018 at 11:59 p.m. Eastern Time. To access the replay, dial (855) 859-2056 for domestic callers and (404) 537-3406 for international callers, and use the replay conference ID 1768049. The webcast will be available on the Investor Relations section of the Company’s website for 30 days following the completion of the call.
About Establishment Labs
Establishment Labs Holdings Inc. (NASDAQ: ESTA) is a global medical technology company focused on improving patient safety and aesthetic outcomes, initially in the breast aesthetics and reconstruction market by designing, developing, manufacturing and marketing an innovative portfolio of silicone gel-filled breast implants, branded as Motiva Implants®, the centerpiece of the MotivaImagine® platform. Motiva Implants® are produced at two FDA compliant state-of-the-art facilities in Costa Rica and currently sold in over 60 countries through exclusive distributors or the Company’s direct salesforce. In March 2018, Establishment Labs received approval for an investigational device exemption (IDE) from the FDA to initiate the Motiva Implant® clinical trial in the United States. In addition to Motiva Implants®, Establishment Labs’ product and technologies portfolio includes Divina® 3D Simulation System, Puregraft, and MotivaImage® Centers.
Forward – Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release, and includes statements related to the expected growth in sales of Motiva Implants, product development, and the PMA clinical trial currently being conducted to obtain approval of Motiva Implants in the U.S. Any statements that refer to projections of our future financial or operating performance, anticipated trends in our business, our goals, strategies, focus and plans, and other characterizations of future events or circumstances, including statements expressing general optimism about future operating results, are forward-looking statements. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented in this report, or that we may make orally or in writing from time to time, are expressions of our beliefs and expectations based on currently available information at the time such statements are made. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Although we believe that our assumptions are reasonable, they are not guarantees of future performance, and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the Company’s Form S-1, Form 10-Q and other filings made by the Company with the Securities and Exchange Commission. The risks included in those documents are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We are not undertaking any obligation to update any forward-looking statements. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.

ESTABLISHMENT LABS HOLDINGS INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$13,709	$8,627	$28,525	$15,546
Cost of revenue	5,492	4,502	12,393	8,011
Gross profit	8,217	4,125	16,132	7,535
Operating expenses:
Sales, general and administrative	10,829	8,126	19,477	13,975
Research and development	3,705	1,481	5,852	2,984
Total operating expenses	14,534	9,607	25,329	16,959
Loss from operations	(6,317)	(5,482)	(9,197)	(9,424)
Interest income	—	4	4	6
Interest expense	(2,173)	(1,014)	(4,344)	(1,941)
Change in fair value of derivative instruments	5,830	(3,913)	4,525	(4,199)
Change in fair value of contingent consideration	(389)	—	(752)	—
Initial public offering expenses	—	(1,585)	—	(1,585)
Other income (expense), net	(2,159)	(101)	(1,964)	58
Loss before income taxes	(5,208)	(12,091)	(11,728)	(17,085)
Provision for income taxes	(152)	—	(162)	(5)
Net loss	$(5,360)	$(12,091)	$(11,890)	$(17,090)

Basic and diluted net loss per share	$(0.35)	$(1.55)	$(0.79)	$(2.37)
Weighted average outstanding ordinary shares used for net loss per share	15,351,899	7,820,854	14,981,070	7,216,291

ESTABLISHMENT LABS HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash	$11,642	$10,864
Accounts receivable, net of allowance for doubtful accounts of $1,447 and $1,512	16,204	13,108
Inventory	13,223	13,173
Prepaid expenses and other current assets	4,273	2,237
Total current assets	45,342	39,382
Long-term assets:
Property and equipment, net of accumulated depreciation of $4,219 and $3,179	13,241	13,500
Goodwill	465	465
Intangible assets, net of accumulated amortization of $880 and $573	3,129	3,401
Restricted cash	75	75
Other non-current assets	1,071	272
Total assets	$63,323	$57,095
Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$7,471	$9,131
Accrued liabilities	4,900	2,326
Notes payable related party, including accrued interest	5,068	4,921
Note payable, Madryn, net of debt discount and issuance costs	—	19,167
Madryn put option	—	20,302
Madryn call option	—	360
Other liabilities, short term	1,333	1,228
Total current liabilities	18,772	57,435
Long-term liabilities:
Note payable, Madryn, net of debt discount and issuance costs	20,682	—
Madryn put option	16,105	—
Madryn call option	32	—
Other liabilities, long term	5,361	4,673
Total liabilities	60,952	62,108
Shareholders’ equity (deficit):
Total shareholders’ equity (deficit)	2,371	(5,013)
Total liabilities and shareholders’ equity (deficit)	$63,323	$57,095

Investor Relations Contact
Kaitlyn Rawlett
Weber Shandwick
krawlett@webershandwick.com